Exhibit 99

NEWS

Contact:	Rich Halberg
(847) 402-5600

Allstate Announces Agreement to Acquire

Partnership Marketing Group

Broadens product and service offering;

Doubles Allstate Motor Club retail membership

NORTHBROOK, Ill. (June 16, 2008) — The Allstate Corporation (NYSE: ALL) today announced a definitive agreement to acquire Partnership Marketing Group (PMG), a business unit of GE Money. PMG will be combined with Allstate’s Motor Club division, one of the largest nationwide providers of emergency roadside assistance.

Allstate Motor Club, located in South Barrington, Ill., provides 24-hour roadside assistance to 1.2 million members through a national network of service providers. An additional 1.4 million customers are served through an enhanced towing or roadside assistance benefit available to Allstate auto insurance policyholders.

PMG, based in Schaumburg, Ill., is the second largest provider of roadside assistance in the country. Together, the combined Allstate Motor Club and PMG operations will provide service to more than four million drivers. In addition, PMG provides legal services benefits plans and membership-based consumer affinity offerings in the shopping, wellness, travel and entertainment areas. PMG markets its products directly to consumers and through private label and affinity distribution relationships with some of the most well-known brands in the United States.

“We’re taking a thoughtful, strategic approach to reinventing protection for the consumer,” said Allstate Chairman, President and Chief Executive Officer Thomas J. Wilson. “We want to provide consumers with the products they want, when and where they want to purchase them. We’re always looking for avenues to help us achieve that goal. PMG offers us the opportunity to do what we do well — create value in businesses where we excel, tap into fast-growing markets and expand our playing fields. This builds on our successful track record of integrating acquisitions in our core business.”

“PMG’s innovative products, high-quality service and excellent reputation in the area of program customization and customer service make it a good fit with our consumer-

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focused strategy and accelerate our competitive position in the roadside assistance market. The acquisition will double our retail membership and put us at the forefront of the fastest growing segment of the market, wholesale partnerships,” added George Ruebenson, president, Allstate Protection. “In addition, PMG’s affinity and legal services offerings are attractive enhancements to Allstate’s portfolio.”

Terms of the transaction are not being disclosed. The transaction is expected to close in the second quarter of 2008, subject to applicable regulatory filings and approvals.

For additional information about Allstate Motor Club, visit http://www.allstatemotorclub.com.

For additional information about Partnership Marketing Group, visit http://www.gepmg.com.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer. Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate helps individuals in approximately 17 million households protect what they have today and better prepare for tomorrow through approximately 14,900 exclusive agencies and financial representatives in the U.S. and Canada. Customers can access Allstate products and services such as auto insurance and homeowners insurance through Allstate agencies, or in select states at allstate.com and 1-800 Allstate®. Encompass® and Deerbrook® Insurance brand property and casualty products are sold exclusively through independent agents. The Allstate Financial Group provides life insurance, supplemental accident and health insurance, annuity, banking and retirement products designed for individual, institutional and worksite customers that are distributed through Allstate agencies, independent agencies, financial institutions and broker-dealers.

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